Exhibit (a)(5)(B)

Media Contact: Joan Campion (212) 733-2798 Investors Contact: Charles E. Triano (212) 733-3901

FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS, INC. ANNOUNCES FINAL

RESULTS OF ITS OFFER TO PURCHASE CONVERTIBLE NOTES

BRISTOL, TENNESSEE, March 1, 2011 – King Pharmaceuticals, Inc. (the “Company”), a wholly owned subsidiary of Pfizer Inc., announced today the final results of its tender offer to purchase (the “Fundamental Change Put Option”) any and all of its outstanding 1 1/4% Convertible Senior Notes Due 2026 (the “Securities”). The Fundamental Change Put Option expired on February 28, 2011, at 11:59 p.m., New York City time (the “Expiration Date”).

The Paying Agent has advised the Company that prior to the Expiration Date, Securities in an aggregate principal amount of approximately $397,305,000 were validly surrendered for purchase, and not validly withdrawn. The Company accepted all of the tendered Securities. The Company will make payment for the tendered Securities on March 3, 2011 (the “Fundamental Change Purchase Date”). Following the Fundamental Change Purchase Date, $2,695,000 aggregate principal amount of the Securities will remain outstanding.

The Company also has notified holders that any outstanding Securities are convertible as a result of the Company’s common stock, no par value, (the “Common Stock”) being delisted from the New York Stock Exchange (the “NYSE”) effective as of the close of trading on February 28, 2011 following the completion by Pfizer Inc. of its acquisition of the Company. The right of each Holder to exercise this conversion right will continue for as long as the Common Stock continues to not be listed on the NYSE.

Questions and requests for information about the Fundamental Change Put Option should be directed to The Bank of New York Mellon Trust Company, N.A. at (212) 815-3687.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE SECURITIES.

# # #

EXECUTIVE OFFICES

KING PHARMACEUTICALS, INC.

501 FIFTH STREET, BRISTOL, TENNESSEE 37620